Organic To Go Food Corporation, Inc.
Unaudited Pro Forma Combined Balance Sheet and Statement of Operations
Introduction

On October 18, 2007, Organic To Go Food Corporation, Inc. (“Organic”) acquired from Kashou Brothers, Inc. (“Brothers”) for $3 million, among other things, all of the operating assets used in connection with Brother’s retail and catering business in the San Diego area. This transaction will be accounted for as the acquisition of Brothers by Organic under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 as revised, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired in connection with the transaction, based on their fair values as of the closing date. These unaudited pro forma combined balance sheet and statements of operations have been prepared based on preliminary estimates of fair values.

The unaudited pro forma combined balance sheet gives effect to the Organic acquisition of Brothers assets as of September 30, 2007. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2007, gives effect to the Organic acquisition of Brothers assets as of the beginning of the period presented.

The accompanying unaudited pro forma combined balance sheet and statements of operations are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the aforementioned events had been consummated as of September 30, 2007 or prior thereto, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K. The pro forma financial statements should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Combined Balance Sheet and Statements of Operations, and with historical financial statements of Organic and Brothers.

Organic To Go Food Corporation, Inc.
Notes to Unaudited Pro Forma Combined Balance Sheet and Statements of Operations

Pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

(a)	The unaudited pro forma combined balance sheet includes a pro forma adjustment to eliminate Brothers assets not acquired and liabilities not assumed by Organic.

(b)
Subsequent to September 30, 2007 and prior to the Brothers asset purchase, the Company received cash of approximately $4.3 million through a private placement sale of company common stock at $1.75 per share, including .45 warrants, a portion of which was used to fund the acquisition. The unaudited pro forma combined balance sheet includes a pro forma adjustment of $1.6 million of these equity sales proceeds, such amount approximating additional funds needed over the September 30, 2007 cash balance to fund the acquisition. Additional shares are included in computations of pro forma loss per share, as described in (f) below.

(c)
The purchase price of $3.0 million consists of $2.4 million paid in cash at closing, $150,000 paid in cash 90 days after closing, $150,000 to be paid in cash 120 days after closing and $300,000 paid in shares (128,865 shares) of the Company’s common stock, and has been preliminarily allocated to assets acquired as follows:

•	Management estimated the fair value of accounts receivable to approximate book value, based on net realizable value.
•	Management estimated the fair value of inventory acquired to approximate book value, based on replacement cost.
•	Management estimated the fair value of equipment acquired to approximate $200,000 based on replacement cost.
•	Management estimated the fair value of vehicles acquired to approximate $10,000 based on replacement cost.
•
Management estimated the fair value of identifiable intangible assets acquired to approximate $2.7 million for customer-based intangibles. Amounts allocated to intangible assets were identified by management and have been valued on a number of factors based upon preliminary estimates. The pro forma adjustment amounts reflect management’s preliminary estimates of fair values of assets acquired and liabilities assumed at the transaction date. These estimates are preliminary because management has not yet obtained all of the information that it has arranged to obtain and that is known to be available. The estimate of useful lives of intangible assets is based on an analysis by management of all pertinent factors. These factors include the expected use of the asset by the entity, the expected useful life of another asset or a group of assets to which the useful life of an asset may relate, any legal, regulatory, or contractual provisions that may limit the useful life, any legal, regulatory, or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost, the effects of obsolescence, demand, competition, and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. Management estimated intangible asset lives as two years for customer based intangibles. Estimated annual expense for amortization of identifiable intangible assets approximates $1.3 million for each of the two years subsequent to the acquisition.

•	Costs related to the transaction are expensed as incurred.

(d)
The unaudited combined pro forma statements of operations include a pro forma adjustment to record amortization expense for intangible assets acquired, additional depreciation expense for increased values of fixed assets acquired, and to eliminate tax expense for Brother’s due to Organics operating loss.

(e)	The pro forma adjustment represents the elimination of Brothers stockholders’ equity accounts.

(f)
The pro forma weighted average shares outstanding have been determined based on historical weighted shares outstanding of 19,057,904 for the nine months ended September 30, 2007, which includes 128,865 shares related to Brother’s purchase price and 914,286 shares relating to shares issued in connection with the company’s private placement a portion of the proceeds from which are utilized to fund the Brother’s purchase price as described in (b) above.

Organic To Go Food Corporation
Unaudited Pro Forma Combined Statements of Operations
Giving effect to the Organic Holding Company, Inc. acquisition of certain assets of
Kashou Brothers, Inc. in October 2007
(in thousands, except per share information)

For the nine months ended September 30, 2007

	Organic Holding Company, Inc.	Kashou Brothers, Inc.	pro forma adjustments		Pro forma

Sales	$11,188	$2,366			$13,554
Cost of sales	5,391	802			6,193
Gross Profit	5,797	1,564			7,361
Operating expenses	12,196	1,086			13,282
Depreciation and amortization	2,009	12	$1,052	(d)	3,073
Loss from operations	(8,408)	466	(1,052)		(8,994)
Interest expense, net	(460)	1	-		(459)
Loss before income taxes	(8,868)	467	(1,052)		(9,453)
Income taxes	-	(7)	7	(d)	-
Net loss	$(8,868)	$460	$(1,045)		$(9,453)

Basic pro forma net loss per share					$(0.47)

Weighted average shares used in computing basic pro forma net loss per share				(f)	20,101

See accompanying notes to unaudited pro forma combined statements of operations.

Organic To Go Food Corporation
Unaudited Pro Forma Combined Balance Sheet
Giving effect to the Organic Holding Company, Inc. acquisition of certain assets of
Kashou Brothers, Inc. in October 2007
(in thousands)
As of September 30, 2007

	Organic Holding Company, Inc.	Kashou Brothers, Inc.	pro forma adjustments		Pro forma

Current assets
Cash and cash equivalents	$892	$21	$(821)	(a) (b) (c)	$92
Accounts receivable, net	978	49			1,027
Inventory	449	50			499
Prepaid expenses and other current assets	701				701
Total current assets	3,020	120	(821)		2,319
Property and equipment, net	4,603	58	152	(c)	4,813
Identifiable intangible assets, net	2,337		2,704	(c)	5,041
Deposits and other assets	554				554

Total assets	$10,514	$178	$2,035		$12,727

Current liabilities
Accounts payable	$1,729	$100	$(100)	(a)	$1,729
Accrued liabilities	1,154	20	280	(a) (c)	1,454
Current portion of notes payable	1,543	3			1,546
Current portion of capital lease obligations	251				251
Total current liabilities	4,677	123	180		4,980
Deferred rent	54				54
Notes payable, net of current portion	966	10			976
Capital lease obligations, net of current portion	423				423
Total liabilities	6,120	133	180		6,433
Stockholders' equity					-
Common stock and additional paid-in capital	27,685	3	1,897	(b) (e)	29,585
Accumulated deficit	(23,291)	42	(42)	(e)	(23,291)
Total stockholders' equity	4,394	45	1,855		6,294

Total liabilities and stockholders' equity	$10,514	$178	$2,035		$12,727

See accompanying notes to unaudited pro forma combined balance sheet and statements of operations.